Exhibit 23.3

AJ. ROBBINS, PC

110 16th STREET

SUITE 506

DENVER, COLORADO 80202

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form F-4 to be filed on January 8, 2013 of Macau Resources Group Limited, our report dated August 11, 2012 with respect to the financial statements of Macau Resources Group Limited, as of December 31, 2011 and for the for the period then ended, and our report dated August 11, 2012 with respect to the financial statements of the Operations of Hung Lei VIP Room as of December 31, 2011 and for the period then ended, which appear in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ AJ. Robbins, PC

Denver, Colorado

January 8, 2013